Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated as of May 30, 2013 (the “Effective Date”), is by and between Advanced Plasma Therapies, Inc., a Delaware corporation, with its principal place of business at 1 Monroe Avenue, Lawrenceville, New Jersey 08648 (the “Company”) and Michael Preston, having a principal residence at 8 Abbey Road, Orangeburg, NY 10962 (the “Executive”).

WHEREAS, the Company has heretofore entered into an investment banking agreement, dated November 9, 2010 (the “Capidem Agreement”), with Capidem Associates, a U.K. regulated investment bank (together with its affiliates and successors, “Capidem”), pursuant to which Capidem was, for retainer and success-based fees and other compensation agreed upon, to provide strategic advisory and capital raising services to the Company;

WHEREAS, Executive was previously associated with Capidem and has provided services to the Company under the Capidem Agreement;

WHEREAS, Executive has spent increasing amounts of time and effort on Company affairs, and therefore it has been proposed that the Capidem Agreement be restructured so as to reflect the current facts and circumstances of the Company and Executive; and

WHEREAS, in light of the foregoing, the Company desires to retain the services of Executive as an employee of the Company, and Executive desires to accept such employee, in each case on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual premises, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Term; Capidem Agreement.

(a) The Company hereby employs Executive, and Executive hereby accepts employment by the Company, as the Company’s Executive Chairman and Acting Chief Financial Officer. The term of the Company’s employment shall be for a period of three (3) years, commencing on the Effective Date and subject to termination as provided in Section 8 hereof (the “Employment Term”). At the conclusion of the initial three (3) year period of the Employment Term (the “Initial Term”), this Agreement and the Employment Term shall automatically renew for successive one (1) year terms (each, a “Renewal Term”) unless either party gives sixty (60) days’ advance written notice of such party’s intention not to renew this Agreement at the conclusion of the next Initial Term or any Renewal Term.

(b) As of the Effective Date, the Company and Capidem will terminate the Capidem Agreement pursuant to a separate letter agreement.

2. Position and Duties.

(a) Responsibilities. Executive will be report to the Company’s Board of Directors (the “Board”). Within the limitations established by the Bylaws of the Company, Executive shall have each and all of the duties and responsibilities customarily associated with the position of Executive Chairman and Acting Chief Financial Officer and such other or different duties on behalf of the Company as may be assigned from time to time by the Board.

(b) Devotion of Executive’s Time. Executive shall devote no less than seventy-five percent (75%) of his business time, labor, skill and energy to conducting the business and affairs of the Company and to performing his duties and responsibilities to the Company as set forth in Section 2(a) hereof, unless otherwise approved by the Board. Executive shall perform Executive’s duties and responsibilities to the Company diligently, competently, faithfully and to the best of his ability.

(c) Representations. Executive represents and warrant to the Company that Executive has the right to negotiate and enter into this Agreement, and Executive’s execution, delivery and performance of this Agreement does not breach, interfere with or conflict with any other contractual agreement, covenant not to compete, option, right of first refusal or other existing business relationship or any judgment or order, in each case, to which Executive is a party or otherwise subject. Executive acknowledges that this representation and warranty is a material inducement to the Company entering into this Agreement and in the event Executive breaches this representation and warranty, Executive agrees to indemnify and hold harmless the Company from any and all claims, actions, losses, damages, including, but not limited to, reasonable attorney’s fees and expenses incurred by the Company as a result of such breach.

3. Compensation.

(a) Salary. During the Employment Term and commencing from the consummation of (or a portion of, as the case may be) the Company’s initial round of financing with minimum gross proceeds to the Company of not less than $5 million (the “First Funding Milestone”), the Company shall pay to Executive an annual cash salary of $180,000 (the “Base Salary”), payable in accordance with prevailing Company policy. Notwithstanding the foregoing, during the period between March 1, 2013 and the date when the First Funding Milestone is reached, Executive shall, instead of receiving the Base Salary, receive a monthly salary of $10,000 (the “Monthly Salary”), such Monthly Salary to be increased to $12,500 per month after the first $2 million of funding is unconditionally committed to being invested in the Company (regardless whether such funding has in fact been received by the Company in cash); provided, however, that Executive shall not be entitled to any employee benefits other than the Monthly Salary prior to the date when the First Funding Milestone is reached, such benefits (as established by the Board) to commence upon the occurrence of the First Funding Milestone.

(b) Bonus.

(i) Discretionary Bonus. Executive shall be eligible to receive an annual bonus in cash or in securities of the Company or otherwise. Such bonus, if any, shall be in an amount and type as may be determined at the sole discretion of the Board.

(ii) Mandatory Bonus. In addition to any discretionary bonus provided for above, the Company shall pay to Executive mandatory bonus in the amounts and at the times as set forth below:

(A) a cash amount equal to $75,000, payable within fifteen (15) days of the achievement of the First Funding Milestone; provided, however, that such amount shall accrue pro rata prior to the achievement of the First Funding Milestone based on the percentage determined by dividing $5 million by the amount of funding unconditionally committed to the Company, either prior to or following the Effective Date, including, for the avoidance of doubt, the $1 million in funds committed to the Company by Kathi Glass (as such, an amount equal to $15,000 of such bonus as accrued as of the Effective Date);

(B) a cash amount equal to $175,000, payable within fifteen (15) days of the date when, pursuant to predetermined criteria reviewed by the Board, the primary endpoints of the Company’s anticipated Phase IIb clinical trial of the Company’s nitric oxide/plasma product are achieved such that the Company may proceed to Phase III trials (the “First Trial Milestone”); and

(C) a cash amount equal to $160,000, payable within fifteen (15) days of the date when, pursuant to predetermined criteria reviewed by the Board, the primary endpoints of the Company’s pivotal Phase III trial for its nitric oxide/plasma product have been achieved (the “Second Trial Milestone”).

(c) Grant of Warrants. Within fifteen (15) days of each of dates when the First Funding Milestone, the First Trial Milestone, or the Second Milestone is achieved, respectively, Executive shall be granted warrants to purchase common stock of the Company (the “Warrants”) in an amount equal to 3.75% of the issued and outstanding voting capital stock of the Company on the date of issuance, exercisable for a period of seven (7) years after the date of issuance, at an exercise price equal to the price per share in the most recently completed round of funding for the Company. The form of Warrant shall contain customary terms and provisions for an instrument of this type and shall be subject to review and approval by Executive.

4. Benefits.

(a) Vacation Time. Executive shall be entitled to four (4) weeks paid vacation time and holidays per annum; provided, however, that Executive shall not be able to take vacation time at any time that would materially interfere with the business or operations of the Company. Executive shall not be permitted to carry over unused vacation time during the Employment Term.

(b) Reimbursement for Expenses. The Company shall promptly reimburse Executive for all reasonable and necessary business expenses incurred by Executive in accordance with his duties and responsibilities hereunder, including, without limitation, telephone, facsimile, travel, lodging, entertainment and other customary charges incurred by Executive on behalf of the Company in the performance of his duties hereunder, upon the presentation by Executive of appropriate evidence and documentation of the incurrence thereof in accordance with the Company’s policies from time to time in effect.

(c) Other. In addition, Executive shall receive such additional compensation or other benefits as are provided to Company employees generally and similarly-situated Company executives specifically, in each case as established by the Board in its discretion.

5. Deductions. All amounts payable or which become payable to Executive under any provision of this Agreement shall be subject to such deductions and withholdings as is required by applicable law.

6. Indemnification. The Company shall indemnify Executive in his capacity as an officer of the Company to the fullest extent permitted by applicable law against all debts, judgments, costs, charges or expenses incurred or sustained by Executive in connection with any action, suit or proceeding to which Executive may be made a party by reason of his being or having been an officer of the Company, or because of actions taken by Executive which were believed by Executive to be in the best interests of the Company, and Executive shall be entitled to be covered by any directors’ and officers’ liability insurance policies which the Company may maintain for the benefit of its directors and officers, subject to the limitations of any such policies. The Company shall have the right to assume, with legal counsel of its choice, the defense of Executive in any such action, suit or proceeding for which the Company is providing indemnification to Executive. Should Executive determine to employ separate legal counsel in any such action, suit or proceeding, any costs and expenses of such separate legal counsel shall be the sole responsibility of Executive. If the Company does not assume the defense of any such action, suit or other proceeding, the Company shall, upon request of Executive, promptly advance or pay any amount for costs or expenses (including, without limitation, the reasonable legal fees and expenses of counsel retained by Executive) incurred by Executive in connection with any such action, suit or proceeding. The Company shall not be obligated to indemnify Executive against any actions that constitute, in the reasonable discretion of the Board, an act of gross negligence or willful misconduct or contrary to the general indemnification provisions of the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws.

7. Termination.

(a) Termination by the Company upon Death. Executive’s employment under this Agreement shall terminate immediately upon Executive’s death, subject to Sections 8(a) and 8(b) hereof.

(b) Termination by the Company with Cause. The Company shall have the right to immediately terminate Executive’s employment hereunder for Cause, subject to Sections 8(a) and 8(b) hereof. For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) the repeated and demonstrated failure of Executive to substantially carry out the reasonable instructions of the Board, provided such instructions reasonably relate to and are not inconsistent with Executive’s management position and standing, which such conduct is not cured within fifteen (15) days after receipt of written notice thereof by Executive from the Company; (ii) the breach by Executive of any of the terms or provisions of this Agreement or any other agreement between Executive, on the one hand, and the Company, on the other hand, on the part of Executive to be observed or performed, which failure or breach is not cured within fifteen (15) days after receipt of written notice thereof by Executive from the Company, (iii) Executive’s knowing and willful neglect or refusal for any reason to attend to Executive’s material duties and responsibilities under this Agreement which such conduct is not cured within fifteen (15) days after receipt of written notice thereof by Executive from the Company; (iv) any criminal liability of the Company which was substantially caused by the conduct of Executive; or (v) Executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent jurisdiction of an act of fraud, embezzlement or willful breach of fiduciary duty to the Company, or any crime constituting a felony.

(c) Termination by the Company upon Disability. If Executive shall be unable to substantially and materially perform his duties and responsibilities hereunder by reason of illness or other incapacity, his failure so to perform his duties will not be grounds for terminating his employment for Cause by the Company; provided, however should the period of such incapacity exceed six (6) months, or fifty percent (50%) or more of the normal working days during any consecutive nine (9) month period (a “Disability Occurrence”), then the Company may immediately terminate Executive’s employment hereunder due to the Disability Occurrence, subject to Sections 8(a) and 8(b) hereof.

(d) Termination by the Company with No Reason. The Company shall have the right to terminate Executive’s employment hereunder prior to the expiration of the Employment Term on sixty (60) days prior written notice from the Company for “No Reason,” subject to Sections 8(a) and 8(b) hereof.

(e) Termination by Executive. In the event that Executive terminates Executive’s employment hereunder for any reason, Executive shall not be entitled to any benefits hereunder, effective upon the date of termination (after giving effect to the notice period provided for in this Section 7(e)). Executive hereby agrees to provide the Board with sixty (60) days written notice of any voluntary termination by Executive. Notwithstanding the foregoing, if Executive terminates this Agreement, the Company shall have the right to terminate this Agreement at any time during the sixty (60) day notice period.

8. Effect of Termination.

(a) Executive Rights to Receive.

(i) Upon termination of Executive’s employment hereunder pursuant to Sections 7(a), 7(b) or 7(c), Executive (or his estate or heirs) shall be entitled to receive the following: (A) all accrued but unpaid Base Salary and/or Monthly Salary through the date of such termination; (B) all accrued but unpaid bonus amounts due and owing pursuant to Section 3(b) hereof through the date of such termination; (C) any post-termination rights available to Executive under and pursuant to the terms the Company’s prevailing employee benefits policies; and (D) as applicable, his estate shall be entitled to receive any payments under any applicable life (other than key man life insurance in favor of the Company) or disability insurance plans that are properly payable that have not been paid.

(ii) Upon termination of Executive’s employment hereunder pursuant to Sections 7(d), Executive (or his estate or heirs) shall be entitled to receive the following: (A) all items set forth in Section 8(a)(i) hereof and (B) a cash payment in an amount equal to the greater of one (1) year’s Base Salary or payment through the balance of the Employment Term (or any applicable Renewal Term, as the case may be).

(iii) Upon the termination of this Agreement pursuant to the terms and conditions of Section 7(a), 7(c) or 7(d) hereof, Executive (or his estate or heirs) shall retain the right, on a post-termination basis, to receive any mandatory cash bonuses due upon achievement of the next applicable milestone as described in Sections 3(b)(ii)(A), (B) or (C) following such termination as if this Agreement had not been terminated, and upon the achievement of such applicable milestone, the Company shall promptly pay to Executive (or his estate or heirs) the applicable cash bonus.

(b) Treatment of Warrants.

(i) Upon the termination of this Agreement pursuant to the terms and conditions of Section 7(a), 7(c) or 7(d) hereof: (i) Executive shall have the full remaining term of the Warrants to exercise all vested Warrants; and (ii) all rights to any unvested Warrants shall immediately terminate with no further action required; provided, however, that, in this case of termination pursuant to Section 7(a), 7(c) or 7(d) hereof only, Executive (or his estate or heirs) shall retain the right, on a post-termination basis, to receive any unvested Warrants due upon achievement of the next applicable milestone as described in Section 3(c) following such termination as if this Agreement had not been terminated, and upon the achievement of such applicable milestone, the Company shall promptly issue to Executive (or his estate or heirs) the applicable number of Warrants.

(ii) Upon the termination of this Agreement pursuant to the terms and conditions of Section 7(b) and 7(e) hereof: (i) Executive shall have the full remaining term of the Warrants to exercise all vested Warrants; and (ii) all rights to any unvested Warrants shall immediately terminate with no further action required.

9. Restrictions Respecting Confidential Information, Non-Competition, etc.

(a) Acknowledgment of Executive. Executive acknowledges and agrees that by virtue of Executive’s position and involvement with the business and affairs of the Company, Executive will develop substantial expertise and knowledge with respect to all aspects of the business, affairs and operations of the Company and will have access to all significant aspects of the business and operations of the Company and to confidential and proprietary information of the Company. As such, Executive acknowledges and agrees that the Company will be damaged if Executive were to breach or threaten to breach any of the provisions of this Section 9 or if Executive were to disclose or make unauthorized use of any confidential and proprietary information of the Company or otherwise engage in the activities prohibited by this Section 9. Accordingly, Executive expressly acknowledges and agrees that Executive is knowingly and voluntarily entering into this Agreement, and that the terms, provisions and conditions of this Section 9 are fair and reasonable and necessary to adequately protect the Company and its business.

(b) Confidentiality Agreement. Concurrently with the execution of this Agreement, Executive shall execute the Company’s standard form of Confidentiality and Intellectual Property Assignment Agreement (the “Confidentiality Agreement”), the terms and provisions of which are incorporated herein by reference as binding and operative provisions of this Agreement.

(c) Non-Compete. During the Employment Term and for one (1) year after Executive ceases to be an employed by the Company, Executive shall not, directly or indirectly, manage, operate or control, or participate in the ownership, management, operation or control of, or otherwise become interested in (whether as an owner, stockholder, member, partner, lender, consultant, executive, officer, director, agent supplier, distributor or otherwise) any business which is directly competitive with the business of the Company or any of its subsidiaries or affiliates, or, directly or indirectly, induce or influence any person that has a business relationship with the Company or any of its subsidiaries or affiliates to discontinue or reduce the extent of such relationship. For purposes of this Agreement, Executive shall be deemed to be directly or indirectly interested in a business if he is engaged or interested in that business as a stockholder, director, officer, executive, agent, member, partner, individual proprietor, consultant, advisor or otherwise, but not if Executive’s interest is limited solely to the ownership of not more than 4.99% of the securities of any class of equity securities of a corporation or other entity whose shares are listed or admitted to trade on a national securities exchange or are quoted on the Over the Counter Bulletin Board or similar public trading system.

(d) No Solicitation. During the Employment Term and for one (1) year after Executive ceases to be an employed by the Company, Executive shall not, directly or indirectly, solicit to employ, or employ for himself or others, any employee of the Company, or any subsidiary or affiliate of the Company, who was an officer, director or employee of, or consultant or advisor to, the Company, or any subsidiary or affiliate of the Company, as of the date of the termination of Executive’s employment with the Company or during the preceding six (6) month period, or solicit any such person to leave such person’s position or join the employ of, or act in a similar capacity with, another, then or at a later time.

(e) No Limitation. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Company with any broader, further or other remedy or protection than those provided herein.

(f) Specific Performance. Because the breach or any threatened breach of any of the provisions of this Section 9 may result in immediate and irreparable injury to the Company for which the Company may not have an adequate remedy at law, Executive expressly agrees that the Company shall be entitled, in addition to all other rights and remedies available to it at law, in equity or otherwise, to a decree of specific performance of the restrictive covenants contained in this Section 9 and further to a temporary and permanent injunction enjoining such breach or threatened breach, in each case without the necessity of proving damages and without the necessity of posting bond or other security.

(g) Challenge of Agreement by Executive. In the event Executive challenges this Agreement and an injunction or other relief is issued staying the implementation of any of the restrictions imposed by Section 9 hereof, the time remaining on the restrictions shall be tolled until the challenge is resolved by final adjudication, settlement or otherwise, except that the time remaining on the restrictions shall not be tolled during any period in which Executive is unemployed. In the event of a dispute between the Executive and the Company, the irrespective of how arising, Company will pay Executive’s reasonable legal fees and expenses.

(h) Interpretation of Restrictions. Executive acknowledges that the type and periods of restriction imposed by this Section 9 are fair and reasonable and are reasonably required for the protection of the legitimate interests of the Company and the goodwill associated with the business of the Company; and that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and are given as an integral part of the transactions contemplated hereby. If any of the covenants in this Section 9, or any part hereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants herein, which shall be given full effect, without regard to the invalid portions. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

10. Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the “Business Day” (defined as a day on which banks in New York City are open) of such delivery (as evidenced by the receipt of the personal delivery service); (ii) if mailed certified or registered mail return receipt requested, four (4) Business Days after being mailed; (iii) if delivered by overnight courier (with all charges having been prepaid), on the Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing); or (iv) if delivered by facsimile or e-mail transmission, on the Business Day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 10), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second Business Day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the address first above written. Any notice, consent, direction, approval, instruction, request or other communication given in accordance with this Section 10 shall be effective after it is received by the intended recipient.

11. General Provisions.

(a) Benefits of Agreement and Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, heirs, successors and permitted assigns; provided, however, that Executive may not (except for the rights to any remuneration of benefits of Executive that pass to his estate or heirs upon his death) assign any of his rights or duties hereunder except upon the prior written consent of the Company. This Agreement shall be binding on any successor to the Company whether by merger, consolidation, acquisition of all or substantially all of the Company’s stock, assets or business or otherwise, as fully as if such successor were a signatory hereto, and the Company shall cause such successor to, and such successor shall, expressly assume the Company’s obligations hereunder. The term “Company” as used in this Agreement shall include all such successors. Except as expressly permitted by this Section 11(a), nothing herein is intended to or shall be construed to confer upon or give any person, other than the parties hereto, any rights, privileges or remedies under or by reason of this Agreement.

(b) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard or reference to its principles of conflicts of laws. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts of the State of New York located in the County of New York with respect to any suit, action or proceeding arising out of or relating to this agreement. Each of the parties unconditionally and irrevocably waives any right to contest the venue of said courts or to claim that said courts constitute an inconvenient forum. Each of the parties unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement.

(c) Severability. Each term and provision of this Agreement is severable; the invalidity, illegality or unenforceability or modification of any term or provision of this Agreement shall not affect the validity, legality and enforceability of the other terms and provisions of this Agreement, which shall remain in full force and effect. Since it is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought, should any particular provision of this Agreement be deemed invalid, illegal or unenforceable, the same shall be deemed reformed and amended to delete that portion that is adjudicated to be invalid, illegal or unenforceable and the deletion shall apply only with respect to the operation of such provision and to the extent of such provision and, to the extent that a provision of this Agreement would be deemed unenforceable by virtue of its scope, but may be made enforceable by limitation thereon, each party agrees that this Agreement shall be reformed and amended so that the same shall be enforceable to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

(d) Entire Agreement. This Agreement (together with the Confidentiality Agreement) contains the entire understanding and agreement of the parties, and supersedes any and all other prior and/or contemporaneous understandings and agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, all of which are merged herein. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

(e) Amendments; Waiver. This Agreement may be modified, amended or waived only by an instrument in writing signed by the Company and Executive. No waiver of any provision hereof shall be valid unless made in writing and signed by the party making the waiver. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

(f) Headings; Counterparts. The headings contained in this Agreement are inserted for reference purposes only and shall not in any way affect the meaning, construction or interpretation of this Agreement. This Agreement may be executed in two (2) counterparts, each of which, when executed, shall be deemed to be an original, but both of which, when taken together, shall constitute one and the same document. Such counterparts may be executed and delivered by facsimile/e-mail transmission, which shall constitute valid execution and delivery.

(g) Right of Legal Representation. Executive represents and warrants that Executive has read this Agreement and Executive understands that this is an important legal document Executive hereby represents and warrants that Executive has been advised of his right to seek independent legal counsel in connection with the negotiation and execution of this Agreement and that Executive has either retained and has been represented by such legal counselor has knowingly and voluntarily waived his right to such legal counsel and desires to enter into this Agreement without the benefit of independent legal representation.

IN WITNESS WHEREOF, each of the Company and Executive has executed this Agreement as of the date first above written.

ADVANCED PLASMA THERAPIES, INC.

By:	/s/ Howard Nelson
	Name:	Howard Nelson
	Title:	President and Chief Executive Officer

/s/ Michael Preston
Michael Preston